Exhibit 4.2

FIFTH CONSENT AND WAIVER AGREEMENT

This Fourth Consent and Waiver Agreement (this “Agreement”) is made and entered into as of November  __, 2012, by and among Southern USA Resources Inc., a Delaware corporation (the “Company”), and the parties identified on the signature page hereto.  Capitalized terms used but not defined herein will have the meanings assigned to them in the Subscription Agreements (as defined below).

WHEREAS, the Company, Alpha Capital Anstalt (“Alpha”) and Adventure Ventures LLC (“Adventure”) entered into a Subscription Agreement dated as of October 12, 2010 (the “2010 Agreement”), pursuant to which the Company issued to Alpha and Adventure convertible promissory notes in the aggregate principal amount of $500,000 (the “2010 Notes”) and warrants to purchase 535,714 shares of the Company’s common stock (the “Warrants”); and

WHEREAS, on April 26, 2012, Alpha and Adventure sold a portion of their 2010 Notes in the aggregate principal amount of $420,000 to DPIT 5 LLC (“DPIT”); and

WHEREAS, on February 4, 2011, the Company sold to Whalehaven Capital Fund Limited (“Whalehaven”), a promissory note in the principal amount of $250,000 (the “2011 Note”) and 300,000 shares of the Company’s common stock, par value $0.000001 per share, for an aggregate purchase price of $250,000, pursuant to a Subscription Agreement (the “2011 Agreement”); and

WHEREAS, on April 26, 2012, Whalehaven sold portions of its 2011 Note in the principal amount of $100,000 and $30,000 to Oja LLC (“OJA”) and DPIT, respectively.

WHEREAS, on April 27, 2012 the Company sold $1,920,000 in senior secured convertible notes (the “2012 Notes”) at an original issue discount of twenty percent (20%) to Alpha, Adventure, DPIT, Whalehaven and OJA (each, the “Subscriber” and collectively, the “Subscribers”) pursuant to a Subscription Agreement (the “2012 Agreement”); and

WHEREAS, the Company sold to DPIT, Whalehaven and Alpha $200,000 in senior secured convertible notes (the “October 2012 Notes”) at an original issue discount of twenty percent (20%) pursuant to a Subscription Agreement (the “October 2012 Agreement”); and

WHEREAS, the Company proposes to sell to DPIT, Whalehaven and Alpha up to $200,000 in additional senior secured convertible notes (the “New Notes”) at an original issue discount of twenty percent (20%) (the “Proposed Offering”); and

WHEREAS, in connection with the Proposed Offering, under the 2010 Agreements, Alpha, Adventure and DPIT possess a right of first refusal with respect to such sale pursuant to Section 12(a) of the 2010 Agreement; and

WHEREAS, in connection with the Proposed Offering, the Company is prohibited from granting a security interest in the assets of the Company and its Subsidiaries, prohibited from issuing or incurring any debt not in the ordinary course of business and prohibited from issuing variable equity linked instruments [pursuant to Sections 9(o), 9(p) and 9(r) of the 2010 Agreements, Sections 9(o), 9(p) and 9(r) of the 2011 Agreements, and Sections 9(p), 9(q) and 9(r) of the 2012 Agreement] unless consent has been obtained; and

WHEREAS, in connection with the Proposed Offering, Alpha and Adventure intend not to exercise their right of first refusal under Section 12(a) of the 2010 Agreement.  The Subscribers intend to (i) release the Company from the restrictions of Sections 9(o), 9(p) and 9(r) of the 2010 Agreements, Sections 9(o), 9(p) and 9(r) of the 2011 Agreement and Sections 9(p), 9(q) and 9(r) of the 2012 Agreement and October 2012 Agreement, (ii) consent to the Proposed Offering and the issuance of the New Notes, (iii) consent to the Company granting a security interest to the subscribers to the Proposed Offering which shall rank pari passu with the security interest granted to the Subscribers under the 2012 Agreement; and

NOW, THEREFORE, the parties hereby agree as follows:

1.            Acknowledgement, Waiver and Consent.

(a)          Each of Alpha and Adventure hereby acknowledges receipt of notice of the Proposed Offering in satisfaction of Sections 12(a) of the 2010 Agreement and, in connection with the Proposed Sale, has elected not to exercise their right of first refusal.

(b)          The undersigned Subscribers hereby (i) consent to the Company granting a security interest to the subscribers to the Proposed Offering which shall rank pari passu with the security interest granted to the Subscribers under the 2012 Agreement and 2012 Notes, and the October 2012 Agreement and October 2012 Notes, and (ii) release the Company from the restrictions of Sections 9(o), 9(p) and 9(r) of the 2010 Agreements, Sections 9(o), 9(p) and 9(r) of the 2011 Agreements and Sections 9(p), 9(q) and 9(r) of the 2012 Agreement and October 2012 Agreement.

(c)          Each of Alpha and Adventure waive the refill provision contained in Section 3.3 of the Warrants issued on October 12, 2010.

2.   Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

3.   Governing Law.  This Agreement will be governed by and interpreted in accordance with the laws of the state of New York without giving effect to the rules governing the conflicts of law.

4.   Amendments.  This Agreement and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.   Severability.   The invalidity or unenforceability of any provision hereof will in no way affect the validity or enforceability of any other provision.

6.   Full Force and Effect.  Except as expressly set forth herein, this Agreement shall not be deemed to be a waiver, amendment or modification by any party of any provisions of the Transaction Documents or of any right, power or remedy of Alpha, Adventure, Whalehaven, DPIT or OJA, or constitute a waiver of any provision of the Transaction Documents.

[Signature Page To Follow]

IN WITNESS WHEREOF, the Company and each of Alpha, Adventure, Whalehaven, DPIT and OJA have caused this Agreement to be executed as of the date first written above.

SOUTHERN USA RESOURCES INC. the “Company”

By:
	Name:	Charles H. Merchant, Sr.
	Title:	President and CEO

ALPHA CAPITAL ANSTALT	ADVENTURE VENTURES LLC

By:		By:
	Name:		Name:
	Title:		Title:

WHALEHAVEN CAPITAL FUND LIMITED		DPIT 5 LLC

By:		By:
	Name:		Name:
	Title:		Title:

OJA LLC

By:
Name:
Title: